Exhibit 4.1


FILED #C4139-96
MAY 07 2001
IN THE OFFICE OF
/S/ DEAN HELLER
DEAN HELLER SECRETARY OF STATE




                          CERTIFICATE OF DESIGNATION
                         CONVERTIBLE PREFERRED SHARES
                        OF HALIFAX INTERNATIONAL, INC.


     RESOLVED, that pursuant to the authority vested in the Board of Directors by virtue of the Corporation's Articles of Incorporation, Convertible Preferred Shares of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital shares of the Corporation, such shares to be designated Convertible Preferred Shares (the "Convertible Preferred Shares") to consist of Ten Million (10,000,000) shares, of which the preferences and relative other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Articles of Incorporation) as follows:

A. The holders of the preferred shares shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, cumulative dividends at the rate of Eight Dollars ($8.00) per share per annum, and no more, payable semiannually on the first days of January and July in each year. Such dividends shall cumulate on all such payment dates on which the particular share shall be issued and outstanding and shall be cumulative to the full extent of the semiannual payment notwithstanding that such share may have been issued less than six (6) months prior to such payment date. No dividends shall be paid to or set apart for payments to common shareholders unless all past accumulated dividends on the preferred shares shall have first been paid, or declared and set apart for payment.

B. Each preferred share shall be convertible at the holders option into one share of common stock at $1.00 per share for three years commencing September 30, 2000.

C. Upon any dissolution, liquidation, or winding-up of the Corporation, the holders of preferred shares shall be entitled to receive, before any payment shall be made to the holders of common shares, the sum of One Hundred Dollars ($100.00) per share plus, in case such dissolution, liquidation, or winding-up be voluntary, a premium equal to Five Dollars ($5.00) per share, together with, in all cases, all past accumulated and unpaid dividends. The consolidation or merger of the Corporation at any time, or from time to time, with any other corporation or corporations, shall not be construed as a dissolution, liquidation or winding-up of the Corporation within the meaning hereof.

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     After payment of the full preferential amount as aforesaid, the holders of preferred shares shall not be entitled to any further participation in any distribution of the assets and funds of the Corporation shall be divided and distributed among the holders of the common shares then outstanding according to their respective interests.

D. The preferred shares at any time outstanding may be redeemed by the Corporation, in whole or in part, at any time or from time to time, at the option of the Board of Directors upon not less than ten (10) days' prior written notice to the holders of record of the preferred shares to be redeemed, at One Hundred Five Dollars ($105.00) per share plus an amount equal to the past accumulated and unpaid dividends as of the redemption date. If such notice is given by mail, it shall be deemed received by the shareholder from whom redemption is to be made when deposited by the Corporation in the mail, registered, postage prepaid, and addressed to the last known address of such shareholder. If less than all of the outstanding preferred shares are to be redeemed, the redemption may be made either by lot or pro rata, or by such other method as the Board of Directors in its discretion may determine, including, without limitation of the foregoing, the right to designate which shareholder shall be required to surrender any part or all of the preferred shares owned by such shareholder. If such notice of redemption shall have been duly given and if, on or before the redemption shall have been set aside so as to be available therefore, then notwithstanding that any certificate for preferred shares so called for redemption shall not have been surrendered for cancellation, all dividends on such preferred shares forthwith on such redemption date cease and terminate, except only the right of holders thereof to receive the amount payable upon redemption thereof, but without interest.

E. Except as herein otherwise expressly provided, or as otherwise provided by the laws of the State of Nevada, the holders of common shares shall exclusively possess all of the voting power of the Corporation for the election of directors and for all other purposes, and the holders of the preferred shares shall have no voting power, and no holder of thereof shall be entitled to receive notice of any meetings of shareholders.

     IN WITNESS WHEREOF, Halifax International, Inc. has caused this Certificate of Designation of Convertible Preferred Shares of Halifax International, Inc. to be signed and acknowledged in its name and its behalf by its President and attested by its Secretary this 4TH day of May 2001.


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HALIFAX INTERNATIONAL, INC.



/S/ Victor Hinojosa                 /s/ Philip E. Lundquist
___________________________         ___________________________
VICTOR HINOJOSA, President          PHILIP E. LUNDQUIST, Secretary


STATE OF UTAH                 )
                              :
COUNTY OF SALT LAKE           )

     On this 4th day of May 2001, personally appeared before me Victor Hinojosa and Philip E. Lundquist personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is signed on the preceding document, and acknowledged to me that they signed it voluntarily for its stated purpose.

/s/ signature illegible
__________________________
NOTARY PUBLIC

Stamped: Notary Public, Rockdale County, Georgia
My Commission Expires July 1, 2005